As filed with the Securities and Exchange Commission on June 5, 2008
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Dell Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3571 (Primary Standard Industrial Classification Code Number)	74-2487834 (I.R.S. Employer Identification Number)

One Dell Way
Round Rock, Texas 78682
(512) 338-4400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence P. Tu
Senior Vice President and General Counsel
Dell Inc.
One Dell Way
Round Rock, Texas 78682
(512) 338-4400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Janet B. Wright Director – Corporate Legal Dell Inc. One Dell Way Round Rock, Texas 78682 (512) 338-4400	Mark E. Betzen Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

		Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Proposed Maximum	Amount of
to be Registered	Registered	per Share (1)	Aggregate Offering Price (2)	Registration Fee (3)
Common Stock, $0.01 par value per share	30,000 Shares	$30.44	$913,200	$35.89

(1)	Highest price paid per share, converted to U.S. dollars, in connection with the original sale of the securities subject to the rescission offer covered by this registration statement.

(2)	Represents the product of the amount to be registered and the proposed maximum offering price per share.

(3)	Calculated pursuant to Rule 457(j) on the basis of the proposed maximum offering price described in Note 2.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or buy these securities and it is not soliciting an offer to sell or buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated [•], 2008

PROSPECTUS

Dell Inc.

65,714 Units
Dell Inc. Common Stock Fund
Group Retirement Savings Plan for the Employees of Dell Canada Inc.
Deferred Profit Sharing Plan for Canadian Employees of Dell Canada Inc.
Rescission Offer

Under the terms and conditions described in this prospectus, we are offering to rescind (the “Rescission Offer”) the previous purchase of units in the Dell Inc. Stock Fund (the “Dell Stock Fund”) by persons who acquired such units (the “Units”) through the Group Retirement Savings Plan for the Employees of Dell Canada Inc. and Deferred Profit Sharing Plan for Canadian Employees of Dell Canada Inc. (the “Plans”) between March 31, 2006 and April 3, 2007 (the “Purchase Period”). Each Unit represents an interest in shares of our common stock, par value U.S. $0.01 per share, plus a varying amount of short-term liquid investments.

The Rescission Offer applies to Units purchased during the Purchase Period at prices approximately ranging from CAN. $8.268 per Unit to CAN. $12.748 per Unit. Unless otherwise noted, all references to the numbers of Units and the prices per Unit in this prospectus have been retroactively adjusted to reflect a one-for-1.76 adjustment of Units effected in connection with the October 31, 2006, change of service provider of the Plans from Great West Life to The Manufacturers Life Insurance Company.

If you purchased Units pursuant to the Plans during the Purchase Period and accept the Rescission Offer, you will receive:

•	In the event you sold such Units at a loss, an amount equal to the excess of the amount you paid for such Units over the proceeds from your sale of the Units, plus interest.

•	In the event you currently hold such Units, upon your tender of such Units to us by accepting the Rescission Offer, the amount you paid for such Units, plus interest from the date of the purchase. However, we will not repurchase the Units if the amount you paid for the Units, plus interest, is less than the value of the Units on the date of expiration of this Rescission Offer, as it would not be economically beneficial to you.

Although this prospectus uses the term “interest” when describing the calculations of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for U.S. federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Shares.

The Rescission Offer will expire at 3:00 p.m., U.S. Central Time, on September 26, 2008 (the “Expiration Date”), which is [•] days from the date of this prospectus.

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “DELL.” The last reported sale price of our common stock (as reported on The NASDAQ Stock Market) on [•], 2008, was U.S. $[•] per share. The value of a Unit on such date was CAN. $[•]. On such date, the noon exchange rate for one U.S. dollar, expressed in Canadian dollars, as quoted by the Bank of Canada, was U.S. $1.00 = CAN. $[•]. Our principal executive offices are located at One Dell Way, Round Rock, Texas 78682. Our telephone number is (512) 338-4400.

You may elect to accept the Rescission Offer by submitting a Rescission Offer Acceptance Form to us on or before the Expiration Date as set forth in this prospectus. You do not need to take any action to reject the Rescission Offer. If you fail to return the Rescission Offer Acceptance Form by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register shares of our common stock represented by the Units purchased pursuant to the Plans during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See “Risk Factors” – Your right of rescission, if any, under U.S. federal law may not survive if you affirmatively reject or fail to accept the Rescission Offer” on page [•].

Investing in Units, and in the shares of our common stock represented thereby, involves risks. See “Risk Factors” on page [•].

The shares of our common stock represented by the Units subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933, as amended (the “Securities Act”), because we inadvertently failed to register our common stock with the Securities and Exchange Commission (the “SEC”) for offer and sale to participants under the Plans. This prospectus is part of a Registration Statement on Form S-1 filed with the SEC to register these shares, regardless of whether or not you accept the Rescission Offer.

We believe that the sale of Units to the Plans in Canada and the related trades were properly made in reliance on exemptions from the prospectus and dealer registration requirements of applicable Canadian provincial securities laws, and we have been advised by Canadian counsel that availability of those exemptions is unaffected by the U.S. federal securities law considerations described above.

Neither the U.S. Securities and Exchange Commission nor any Canadian securities regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Dell,” “we,” “us,” and “our” refer to Dell Inc. and its subsidiaries, including Dell Canada Inc. (“Dell Canada”). References in this prospectus to “$”, “U.S. $” or “dollars” are to U.S. dollars, and references to “CAN. $” are to Canadian dollars.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you in this prospectus contain “forward-looking statements” that are based on Dell’s current expectations. Actual results in future periods may differ materially from those expressed or implied by those forward-looking statements because of a number of risks and uncertainties. In addition to other factors and matters contained or incorporated by reference in this document, including those disclosed under “Risk Factors,” these statements are subject to risks, uncertainties and other factors, including, among others:

•	our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of participants in the Plans;

•	general economic, business and industry conditions;

•	our ability to maintain a cost advantage over our competitors;

•	our ability to generate substantial non-U.S. net revenue;

•	our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;

•	information technology and manufacturing infrastructure failures;

•	our ability to effectively manage periodic product transitions;

•	disruptions in component or product availability;

•	our reliance on vendors;

•	our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers;

•	our ability to access the capital markets;

•	our ability to maintain a strong internal control environment;

•	litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters;

•	our acquisition of other companies;

•	our ability to properly manage the distribution of our products and services;

•	our cost-cutting measures;

•	effective hedging of our exposure to fluctuations in foreign currency exchange rates and interest rates;

•	obtaining licenses to intellectual property developed by others on commercially reasonable and competitive terms;

•	our ability to attract, retain and motivate key personnel;

•	loss of government contracts;

•	expiration of tax holidays or favorable tax rate structures;

•	changing environmental laws;

•	the effect of armed hostilities, terrorism, natural disasters and public health issues; and

•	other risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2008. See “Where You Can Find More Information” on page [•] of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a participant in the Plans who acquired Units between March 31, 2006, and April 3, 2007. Please refer to “The Rescission Offer” beginning on page [•] and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:	Why are you making the Rescission Offer?

A:	Plan participants can purchase Units, which include indirect interests in Dell common stock, through the Plans. The Manufacturers Life Insurance Company, the service provider of the Plans (the “Service Provider” or “ManuLife”), holds the Plans’ shares of Dell common stock in the Dell Common Stock Fund, and participants in the Plans who invest in Units have an indirect interest in those shares through their Unit investment. Although the shares of Dell common stock held by the Service Provider are purchased in the open market by the Service Provider, the SEC takes the position that the participants’ investments in Units are investments in the shares of Dell common stock and that we are required to register the deemed sale of these shares to participants in the Plans with the SEC. We have discovered that we inadvertently failed to register our common stock with the SEC for sale to participants in the Plans.

We are making the Rescission Offer with respect to 65,714 Units sold pursuant to the Plans from March 31, 2006, through April 3, 2007. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable U.S. federal registration requirements in connection with the purchase of Units by participants in the Plans. We believe that the sale of Units to the Plans in Canada and the related trades were properly made in reliance on exemptions from the prospectus and dealer registration requirements of applicable Canadian provincial securities laws, and we have been advised by Canadian counsel that availability of those exemptions is unaffected by the U.S. federal securities law considerations described above.

Q:	What will I receive if I accept the Rescission Offer?

A:	The answer to this question depends on whether you still hold the Units purchased pursuant to the Plans during the Purchase Period:

•	If you have sold such Units at a loss, we will pay you an amount equal to the amount of the loss, plus interest at a rate of 5.27% per year. Interest will be paid on the amount you originally paid for the Units during the period from the date of your purchase of the Units through the date of your sale of the Units and on the loss you realized from your sale of the Units from the date of your sale through the date that payment is made by us.

•	If you currently hold such Units, we will repurchase such Units for the amount you paid for such Units, plus interest at a rate of 5.27% per year from the date you purchased the Units through the date that payment is made by us. However, we will not repurchase the Units if the amount you paid for the Units, plus interest (to the Expiration Date), is less than the value of the Units as of the Expiration Date, as it would not be economically beneficial to you.

Q:	When and how will I receive payment for my Units if I properly accept the Rescission Offer?

A:	If we receive a legible, properly completed Rescission Offer Acceptance Form from you on or before 3:00 p.m., U.S. Central Time, on the Expiration Date and we determine that you are eligible to accept the Rescission Offer, we expect that within 5-10 business days after the Expiration Date:

•	If you still have an account for the Plans and are an active employee of Dell Canada, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account for the Plans in accordance with your current investment elections for new contributions to the Plans. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions.

•	If you have an account for the Plans but are not an active employee of Dell Canada or do not have current investment elections on file, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in a daily interest account.

•	If you are no longer an active employee of Dell but previously had an account with ManuLife for the Plans, your account will be reactivated and all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in a daily interest account. If you are no longer an active employee of Dell and did not have an account with ManuLife for the Plans, you will be required to enroll with ManuLife to establish an account. You will receive additional details from Dell on how to open an account via separate communication. Proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in a daily interest account. Distributions from your account for the Plans will be managed in accordance with the terms of the Plans as follows:

For balances less than CAN. $1,000, a cheque will be sent to you from Manulife Financial.

For balances over CAN. $1,000, you may:

1.	Withdraw all your funds from your Registered Retirement Savings Plan (RRSP) as cash. You should carefully consider the tax consequences of selecting this option, as all cash withdrawals are considered taxable income in the year of the withdrawal.

2.	Transfer your funds to a “Universal RSP” account with Manulife Financial. This transfer takes place free of tax.

3.	Transfer your funds into a new RSP account or to one you have previously established at another financial institution. This transfer takes place free of tax.

To make any of the above elections, contact Manulife Financial toll free at 1-888-727-7766.

Proceeds will be disbursed to your account for the Plans within 5-10 business days following the Expiration Date.

We strongly encourage you to review the Plan Summary Plan Descriptions which contains additional information on distribution of account balances. To obtain a copy of the Plan Summary Plan Descriptions, go to the Dell intranet or contact Manulife Financial toll free at 1-888-727-7766. Payment of proceeds directly to you may result in adverse tax consequences. You are urged to review the disclosure appearing under “Certain Canadian Federal Income Tax Considerations” and to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including provincial and other tax consequences.

Q:	What interest rate will be used in calculating any amounts owed to me?

A:	We will use an annual interest rate of 5.27%, which is calculated on the basis of the highest weekly average 1-year constant maturity U.S. Treasury yield in effect at any time during the Purchase Period.

Q:	Does it matter whether I purchased Units through employee basic, employee voluntary, lump sum deposits, company contributions or transfers between investment funds?

A:	No. All purchases of Units made pursuant to the Plans during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer.

Q:	Am I required to accept the Rescission Offer?

A:	No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. If you are an employee of Dell Canada, acceptance or rejection of the Rescission Offer will not have any bearing or effect on your employment status.

Q:	Should I accept the Rescission Offer?

A:	You must make your own decision whether to accept the Rescission Offer. In general, it may be economically beneficial to you to accept the Rescission Offer if:

•	you sold Units you purchased during the Purchase Period for less than you paid for them, or

•	you now hold Units you purchased during the Purchase Period that on the Expiration Date will be worth less than the Rescission Offer price for such Units (i.e., the price you paid for the Units, plus interest).

However, in making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see “Certain Canadian Federal Income Tax Considerations”) and, if you now hold Units you purchased during the Purchase Period, the possibility that the value of such Units may increase or decrease after the Expiration Date.

You should note, however, that under the terms of the Rescission Offer, we will not repurchase any Units unless our records indicate that (1) you sold Units you purchased during the Purchase Period for less than you paid for them and/or (2) you now hold Units you purchased during the Purchase Period that on the Expiration Date are worth less than the Rescission Offer price. Consequently, if you are unsure whether you sold Units at a loss or you are unsure whether Units you have continued to hold are likely to have a value on the Expiration Date less than the Rescission Offer purchase price, you may accept the Rescission Offer by signing and returning the Rescission Offer Acceptance Form that accompanies this Prospectus, and we will determine whether the criteria for the repurchase of your Units described above are satisfied. Unless these criteria are satisfied, we will not repurchase your Units pursuant to the Rescission Offer.

In applying those criteria, we will use a “first-in, first-out,” or “FIFO,” principle in determining whether Units were sold at a loss and whether you now hold Units eligible for repurchase pursuant to the Rescission Offer. You should apply the same principle in determining whether or not to accept the Rescission Offer. Please note that, in applying the FIFO principle, it will be necessary for you to adjust the number of Units purchased or sold prior to the one-for-1.76 adjustment of Units effected on October 31, 2006, when the Service Provider of the Plans was changed. An example calculation using the FIFO principle including an example of the effect of the Unit adjustment, is set forth in the Rescission Offer Acceptance Form that accompanies this prospectus.

WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

If you have questions about the Rescission Offer acceptance process, you can call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

Q:	Where can I find information about my purchases and sales of Units?

A:	For detailed information about your purchases of Units and any subsequent sales of such Units from March 31, 2006 to November 6, 2006, please contact the HRSC at 1-866-203-5514 to request a hard copy statement of your account with Great West Life. For detailed information about your purchases of Units and any subsequent sales of such Units from November 6, 2006 to April 3, 2007, you can access your on-line account at www.manulife.ca/gro. If you no longer have an account for the Plans, you may call Manulife Financial toll free at 1-888-727-7766 to review your transaction history.

Q:	Will the Rescission Offer affect my ability to direct transactions in my account?

A:	Yes. In order to ensure smooth processing of the Rescission Offer, all transactions relating to your account for the Plans, will be temporarily suspended on the Expiration Date whether or not you accept the Rescission Offer and whether or not we repurchase your Units. This temporary suspension is called a “blackout period.” As a result, you will be subject to the risk that due to events in the securities markets, the value of your account for the Plans could significantly decline during this period and you would not be able to transfer funds in and out of the Plans’ investment options, including the Dell Stock Fund, to avoid this result. For more information about the blackout period, see “Notice of Blackout Period.” The blackout period will commence at 3:00 p.m., U.S. Central Time, on the Expiration Date, September 26, 2008, and we presently anticipate it will end on 11:59 pm on October 1, 2008.

Q:	What is the effect of the Rescission Offer on my ability to assert claims?

A:	The rights remaining to the recipients of a rescission offer are not clearly delineated under the U.S. federal securities laws. The staff of the SEC takes the position that a person’s U.S. federal right of rescission may survive a rescission offer. You may also want to consult your own advisors as to the claims, if any, you may have under Canadian law, and whether any such claims would be affected by your acceptance of the Rescission Offer.

For a more detailed description of the effect of the Rescission Offer on any applicable U.S. federal securities law claims, see “Risk Factors–The Rescission Offer may not bar claims relating to our non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors–Your right of rescission, if any, under U.S. federal law may not survive if you affirmatively reject or fail to accept the Rescission Offer.”

Q:	May I accept the Rescission Offer in part?

A:	No. If you accept the Rescission Offer, then you must accept it for all Units that were purchased during the Purchase Period that you still hold as well as all Units that you purchased during the Purchase Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, we will only repurchase those Units that, as of the Expiration Date, have a value less than the price you paid for the Units, plus interest (to the Expiration Date).

If you do not accept the Rescission Offer in full, you will retain ownership of all of your Units and will not receive any payment for the Units subject to the Rescission Offer.

Q:	What happens if I accept the Rescission Offer for Units that I currently hold in my account but the amount I would receive for the Units is less than the value of the Units on the Expiration Date?

A:	If you submit a Rescission Offer Acceptance Form, we will not repurchase those Units for which the price per Unit that you paid, plus interest (to the Expiration Date), is less than the value of a Unit as of the Expiration Date. Accordingly, those Units will remain in your account for the Plans.

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires at 3:00 p.m., U.S. Central Time, on September 26, 2008, which is [•] days from the date of this prospectus.

Q:	What do I need to do now to accept the Rescission Offer?

A:	You may mail or fax to us your Rescission Offer Acceptance Form. In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
[phone number]

You may fax your Rescission Offer Acceptance Form to [•].

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time, to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE, SEPTEMBER 26, 2008. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your account for the Plans within 5-10 business days following the Expiration Date.

We recommend that you write down your identification number printed on the front of your Rescission Offer acceptance form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance prior to the Expiration Date.

Q:	What do I need to do now to reject the Rescission Offer?

A:	You do not need to take any action to reject the Rescission Offer.

Q:	What happens if I do not return the Rescission Offer Acceptance Form?

A:	If you do not return the Rescission Offer Acceptance Form on or before the Expiration Date, you will be deemed to have rejected the Rescission Offer.

If you reject the Rescission Offer, you will not receive any payment with respect to the Units subject to the Rescission Offer. In addition, the shares included in the Units that you now own and that are subject to the Rescission Offer, for purposes of applicable U.S. federal securities law, will be registered securities as of the date of this prospectus and, unless you are deemed to be an affiliate (as defined in Rule 144 under the Securities Act) of Dell, such shares will be freely tradeable in the U.S. public market after the Expiration Date.

Q:	What happens to my retirement account if I reject the Rescission Offer?

A:	The Units will remain in your account and this Rescission Offer will not affect your ability to sell Units once the blackout period ends.

Q:	Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?

A:	Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before 3:00 p.m., U.S. Central Time, on the Expiration Date.

If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by sending a notice via mail or fax that includes your name, your identification number located on the front of your Rescission Offer Acceptance Form and a clear indication that you are rejecting the Rescission Offer. You may mail your notice of rejection to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
877-[•]

You may fax your notice of rejection to [•].

THIS NOTICE OF REJECTION MUST BE LEGIBLE AND RECEIVED BY MAIL OR FAX AT THE ABOVE ADDRESS ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE OF SEPTEMBER 26, 2008. OTHERWISE YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE ORIGINAL RESCISSION OFFER ACCEPTANCE FORM.

Q:	What is the current status of the Plans in Canada?

A:	The Plans continue to operate in Canada as described in our Plan Summary Plan Descriptions. However, we have determined that Units will no longer be available for purchase by participants in the Plans. You may hold or continue to sell the Units you hold in your Plan accounts.

Q:	Who can help answer my questions?

A:	If you have any questions regarding your Dell Stock Fund transaction records for the period between November 1, 2006 to April 30, 2007, contact Manulife Financial toll free at 1-888-727-7766. For questions regarding your Dell Stock Fund transaction records for the period between March 30, 2006 to November 6, 2006, contact HRSC at 1-866-203-5514. If you have questions regarding the Rescission Offer, you may call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday, between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the year ended February 1, 2008, including those risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K. Please see “Where You Can Find More Information” on page [•].

The Rescission Offer may not bar claims relating to our possible non-compliance with U.S. securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable U.S. federal securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages, which could result in an adverse effect on our results of operations and financial condition. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission, if any, under U.S. federal law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under U.S. federal securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your U.S. federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a person’s U.S. federal right of rescission may survive a rescission offer. However, the few U.S. federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is stopped from asserting such claims as a result of the Rescission Offer.

Generally, the statute of limitations for enforcement of U.S. federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the U.S. federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. The Company believes that the one-year U.S. federal statute of limitations on sales of shares of our common stock represented by the Units has expired and that participants in the Plans now have no federal rescission rights. Our Rescission Offer is not an admission that we did not comply with any U.S. federal registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under U.S. federal law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how U.S. federal statutes of limitations may apply to any claims you have.

We believe that the sale of Units to the Plans in Canada and the related trades were properly made in reliance on exemptions from the prospectus and dealer registration requirements of applicable Canadian provincial securities laws, and we have been advised by Canadian counsel that availability of those exemptions is unaffected by the U.S. federal securities laws considerations described above. You may also want to consult your own advisors as to the claims, if any, you may have under Canadian law, and whether any such claims would be affected by your acceptance of the Rescission Offer.

You will not be permitted to conduct any transactions within your account for the Plans for a period of time following the Expiration Date.

Because you will not be permitted to conduct any transactions with respect to your account for the Plans during this period, you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avoid or mitigate this result. In addition, any proceeds you receive for the sale of Units in the Rescission Offer will not be deposited into your account for the Plans for up to 5-10 business days following the Expiration Date. If you still have an account for the Plans and are an active employee of Dell, these proceeds will be allocated to your account in accordance with your current investment elections for new contributions to the Plans. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you are not an active employee of Dell or do not have current elections on file these funds will be credited to your account for the Plans and invested in a daily interest account. In all cases, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your account, resulting in a higher unit cost for such investment. See “Notice of Blackout Period” for additional information.

You need to consider certain tax Canadian Federal Income Tax risk factors.

If you accept the Rescission Offer, payments made pursuant to the Rescission Offer to a Plan account or a new Plan account, as the case may be, in respect of Units previously sold at a loss may be considered to be income to you or may be considered to be a contribution to the Plan for Canadian federal income tax purposes.

As described in “Certain Canadian Federal Income Tax Considerations–Acceptance of Rescission Offer”, payments made pursuant to the acceptance of the Rescission Offer to a Plan account or a new Plan account, as the case may be, in respect of Units previously sold at a loss may be considered to be income to the plan participant or a contribution to the Plan for Canadian federal income tax purposes. However, Canada Revenue Agency’s (“CRA”) administrative practice with respect to payments in similar circumstances provides for a more favourable result. CRA’s administrative practice generally is that the payment of damages on account of losses sustained by a registered retirement savings plan or other registered deferred income plan is not considered to be income to the plan annuitant and is not considered to be a contribution to the plan for tax purposes if the payment is made directly to the plan. Furthermore, this administrative practice applies where the damages are paid to a new or successor plan in circumstances where the plan that suffered the loss no longer exists, has matured or has been converted into another type of plan. In certain private rulings, the CRA has applied this administrative practice in respect of the payment of damages directly to a registered retirement savings plan in respect of losses sustained by the plan. CRA treats private rulings as binding upon it only in respect of the particular transaction and taxpayers ruled upon. No ruling has been sought or obtained with respect to the Rescission Offer. Although CRA’s administrative practice is not directly on point, payments made pursuant to the acceptance of the Rescission Offer to a Plan account or new Plan account, as the case may be, in respect of Units previously sold at a loss, may be considered to be similar to the payment of damages to which CRA’s administrative practice applies and this suggests that such practice may also be applicable to payments made pursuant to the acceptance of the Rescission Offer such that there would be no Canadian federal income tax consequences to the Plan participant or the Plan. However, CRA is not bound to apply such administrative practice, and no assurance can be given that such administrative practice would be extended and applied to payments made pursuant to the acceptance of the Rescission Offer.

OUR COMPANY

Dell listens to customers and delivers innovative technology and services they trust and value. As a leading technology company, we offer a broad range of product categories, including desktop PCs, servers and networking products, storage, mobility products, software and peripherals, and services. According to the IDC Worldwide Quarterly PC Tracker, we are the number one supplier of personal computer systems in the United States, and the number two supplier worldwide.

Our company is a Delaware corporation and was founded in 1984 by Michael Dell on a simple concept: by selling computer systems directly to customers, we can best understand their needs and efficiently provide the most effective computing solutions to meet those needs. Our corporate headquarters are located in Round Rock, Texas, and we conduct operations worldwide through subsidiaries.

Our principal executive offices are located at One Dell Way, Round Rock, Texas 78682. Our telephone number is (512) 338-4400.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

The purpose of the Plans is to provide a voluntary, systematic method for participants to save a specified percentage of the participant’s compensation for retirement and to defer Canadian federal and provincial income tax on such compensation. ManuLife is the Service Provider of the Plans.

Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the Plans. There are currently 17 investment funds available to participants under the Plans. All contributions to a participant’s account for the Plans are invested in accordance with his or her investment elections.

One of the investment choices in the Plans has been the Dell Stock Fund, which, prior to April 3, 2007, gave participants the opportunity to invest some or all of the amounts deposited in their account for the Plans in Units principally comprised of Dell common stock. A participant’s investment in the Dell Stock Fund is measured in Units. Each Unit represents an interest in shares of our common stock plus a varying amount of short-term liquid investments. To effectuate purchases and sales of Units by participants, the Service Provider or one of its affiliates from time to time purchased and sold our common stock in the open market at market prices. Effective as of April 3, 2007, the Plans no longer permit purchases of Units in the Dell Stock Fund, but participants continue to be permitted to hold and sell investments in Units.

Prior to April 3, 2007, Plan participants could purchase Units, which include indirect interests in Dell common stock, through the Plans. The Service Provider holds the Plans’ shares of Dell common stock in the Dell Common Stock Fund, and participants in the Plans who invest in Units have an indirect interest in those shares through their Unit investment. Although the shares of Dell common stock held by the Service Provider were purchased in the open market by the Service Provider, the SEC takes the position that the participants’ investments in Units are investments in the shares of Dell common stock and that we are required to register the deemed sale of these shares to participants in the Plans with the SEC. We have discovered that we inadvertently failed to register our common stock with the SEC for sale to participants in the Plans.

We are making the Rescission Offer with respect to 65,714 Units sold pursuant to the Plans from March 31, 2006, through April 3, 2007. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable U.S. federal registration requirements in connection with the purchase of Units by participants in the Plans. We believe that the sale of Units to the Plans in Canada and the related trades were properly made in reliance on exemptions from the prospectus and dealer registration requirements of applicable Canadian provincial securities laws, and we have been advised by Canadian counsel that availability of those exemptions is unaffected by the U.S. federal securities law considerations described above.

Effect of the Rescission Offer

If you reject, fail to timely accept, or fail to accept in full, the Rescission Offer by 3:00 p.m., U.S. Central Time, on the Expiration Date, or if you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus, you will retain ownership of the Units and will not receive any payment for the Units subject to the Rescission Offer. In addition, the shares of common stock included in the Units that you now own that are subject to the Rescission Offer, for purposes of applicable U.S. federal securities law, will be registered securities as of the date of this prospectus.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For U.S. federal securities law purposes, rejection or the failure to accept a rescission offer may not terminate an offeree’s right to bring a civil action against the offeror for failure to register securities under the Securities Act before expiration of the applicable statute of limitations. The staff of the SEC takes the position that a person’s U.S. federal right of rescission may survive a rescission offer. However, the few U.S. federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief. The above discussion relates primarily to your potential rescission rights and does not address the antifraud provisions of U.S. federal securities laws or rights under common law or equity.

Generally, the U.S. federal statute of limitations for enforcement of such statutory rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the U.S. federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. The Company believes that the one-year U.S. federal statute of limitations on sales of shares of our common stock represented by the Units has expired and that participants in the Plans now have no U.S. federal rescission rights. Our Rescission Offer is not an admission that we did not comply with any U.S. federal registration or disclosure requirement nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under U.S. federal law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how U.S. federal statutes of limitations may apply to any claims you have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

We believe that the sale of Units to the Plans in Canada and the related trades were properly made in reliance on exemptions from the prospectus and dealer registration requirements of applicable Canadian provincial securities laws, and we have been advised by Canadian counsel that availability of those exemptions is unaffected by the U.S. federal securities considerations described above. You may also want to consult your own advisors as to the claims, if any, you may have under Canadian law, and whether any such claims would be affected by your acceptance of the Rescission Offer.

Terms of the Rescission Offer

If you purchased Units through the Plans during the Purchase Period and have already sold such Units at a loss, you may accept the Rescission Offer, in which case you will receive an amount equal to the amount you paid for the Units less the proceeds of the sale of the Units, plus interest at a rate of 5.27% per year. Interest will be paid on the amount originally paid for the Units from the date you purchased the Units through the date you sold the Units. Interest will also be paid on the loss realized from your sale of the Units from the date of such sale through the date that payment is made by us.

If you currently hold Units purchased through the Plans during the Purchase Period, you may accept the Rescission Offer, in which case the Service Provider will sell the shares included in the Units and credit your account for the Plans with the amount you paid for the Units, plus interest at a rate of 5.27% per year for the period from the date you purchased the Units to the date payment is made by us. However, we will not repurchase any Unit if the price you paid for the Unit plus interest (to the Expiration Date) is less than the value of the Unit as of the Expiration Date, as it would not be economically beneficial to you.

Units are deemed sold in the order in which you purchased them. In order to determine which Units acquired during the Purchase Period are eligible for repurchase and which, if any, Units so acquired were sold at a loss, all Units acquired on your behalf pursuant to the Plans will be matched against all sales of Units during or after the Purchase Period by matching the first Unit acquired with the first Unit sold. This principle, commonly called “first-in, first-out,” or “FIFO,” will be used by Dell in determining which Units you sold at a loss and which Units you now hold are eligible for repurchase and should be used by you to help determine whether or not you wish to accept the Rescission Offer. In applying the FIFO principle, it will be necessary for you to adjust the number of Units purchased or sold prior to the one-for-1.76 adjustment of Units effected on October 31, 2006, when the Service Provider of the Plans was changed. An example of the application of the FIFO principle, including an example of the effect of the unit adjustment, is set forth in the Rescission Offer Acceptance Form that accompanies this Prospectus.

U.S. federal law does not provide a specific rate of interest to be used in rescission offers. We have determined that an appropriate interest rate to be applied in this Rescission Offer is the weekly average 1-year constant maturity U.S. Treasury yield (“CMT”), as published by the Board of Governors of the Federal Reserve System. We have selected the CMT rate in effect on both June 30, 2006, and July 7, 2006, (5.27%), which was the highest CMT rate in effect for any calendar week during the Purchase Period and significantly higher than the CMT rate in effect on the date of this prospectus. Consequently, we will apply an annual rate of interest of 5.27% to all interest rate calculations used in this Rescission Offer.

The Rescission Offer will expire at 3:00 p.m., U.S. Central Time, on September 26, 2008, which is [•] days from the date of this prospectus. If we receive a legible and properly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, and we determine that you are eligible to accept the Rescission Offer, we expect any proceeds to which you are entitled will be credited to your account for the Plans, or an account for the Plans established for you, within 5-10 business days following the Expiration Date.

If you still have an account for the Plans and are an active employee of Dell Canada, we will credit all proceeds resulting from acceptance of the Rescission Offer to your account in accordance with your current investment elections for new contributions to the Plans. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you still have an account for the Plans, but you are not an active employee of Dell Canada or do not have current investment elections on file, all proceeds resulting from acceptance of the Rescission Offer will be credited to your account for the Plans and invested in a daily interest account. If you no longer have an account for the Plans, an account will be established for you and all proceeds payable to you under this Rescission Offer will be invested in a daily interest account. The Plans’ distribution rules vary based on your personal circumstances such as your account balance, and employment status. As a result, you should review the Plan Summary Plan Descriptions and the “Questions and Answers About the Rescission Offer” located in this Prospectus for more information on your distribution options. Payment of proceeds directly to you may result in adverse tax consequences. You are urged to review the disclosure appearing under “Certain Canadian Federal Income Tax Considerations” and to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including provincial and other tax consequences.

As of [•], 2008, the closing sale price of our common stock (as reported on The NASDAQ Stock Market) was U.S. $[•] per share. The value of a Unit on such date was CAN. $[•]. On such date, the noon exchange rate for one U.S. dollar, expressed in Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = CAN. $[•].

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold Units purchased during the Purchase Period at a loss, or if you currently hold Units purchased during the Purchase Period and the value of a Unit on the Expiration Date is less than the price you paid for the Unit, plus interest (to the Expiration Date).

You may accept your Rescission Offer by mail or fax. In order to accept the Rescission Offer, you must complete the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
[phone number]

You may fax your Rescission Offer Acceptance Form to [•].

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday, between hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE, SEPTEMBER 26, 2008. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your account for the Plans within 5-10 business days following the Expiration Date.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, you may reject the Rescission Offer by sending a notice that includes your name, your identification number located on the front of your Rescission Offer acceptance form, and a clear indication that you are rejecting the Rescission Offer to the attention of Dell Inc. Rescission Offer, at the address or to the fax number above.

If you have previously accepted the Rescission Offer and you change your mind, we must receive a legible notice of rejection on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your original Rescission Offer Acceptance Form.

IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE, SEPTEMBER 26, 2008, OR ATTEMPT TO ONLY ACCEPT THE RESCISSION OFFER IN PART, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES INCLUDED IN THE UNITS UNDER U.S. FEDERAL

SECURITIES LAWS. HOWEVER, U.S. FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER U.S. FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES AND THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.

If you have questions regarding how to reject the Rescission Offer, you can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Units that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-[•], Monday through Friday, between 8:00 a.m. and 8:00 p.m., U.S. Central Time. If you have any questions about your Dell Stock Fund transaction records or do not have access to your on-line account, contact Manulife Financial toll free at 1-888-727-7766 to request a detailed listing of your Dell Stock Fund transactions by mail or fax. Please allow 10-13 days to receive your Dell Stock Fund transaction history. If you would like detailed information about your purchases of Units and any subsequent sales of such Units from March 31, 2006 to November 6, 2006, please contact the HRSC at 1-866-203-5514 to request a hard copy statement of your account with Great West Life.

CERTAIN CANADIAN SECURITIES LAW CONSIDERATIONS

We are making the Rescission Offer in accordance with U.S. law, for the reasons described under “The Rescission Offer–Background and Reasons for the Rescission Offer.” We are not required to make the Rescission Offer under applicable Canadian provincial securities laws; however, the Rescission Offer would be considered an “issuer bid” under those laws. Generally, an issuer bid made in Canada must be made to all holders of the class of affected shares, and is subject to detailed procedural and documentation requirements under applicable provincial securities laws. We are applying to the provincial securities regulatory authorities in each of the jurisdictions where Dell Canada’s employees are resident for a decision that will exempt us from the Canadian rules that apply to issuer bids. We expect that this decision will require us to comply with the rules applicable to the Rescission Offer in the United States, and will further require us to provide Canadian residents with information about the Rescission Offer that is substantially equivalent to the information that is provided to U.S. residents, including this prospectus, which has been filed with the SEC. However, Canadian residents to whom the Rescission Offer is extended will not have the benefit of the same disclosure materials and statutory rights and protection that may be available in connection with an issuer bid made in accordance with applicable provincial securities laws. The commencement of the Rescission Offer in Canada will be conditional upon the receipt of this decision from the relevant provincial securities regulatory authorities.

This prospectus has been filed with the SEC, but has not been and is not required to be filed with any securities regulatory authority in Canada. Neither the SEC nor any securities regulatory authority in Canada has approved or disapproved of the Rescission Offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary fairly describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder generally applicable in respect of the acceptance or rejection of the Rescission Offer by plan participants who are individuals, who acquired

Units through the Plans during the Purchase Period and who, for purposes of the Tax Act, are resident in Canada, deal at arm’s length and are not affiliated with Dell (“Plan Participants”).

This summary is based on the current provisions of the Tax Act, the regulations thereunder and counsel’s understanding of the current administrative policies and practices of the CRA published in writing prior to the date hereof and takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. This summary does not take into account or anticipate any other changes in law or administrative policies or practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular Plan Participant. Plan Participants should consult their own tax advisors as to the tax consequences to them in their particular circumstances. Residents of or persons subject to taxation in other countries are urged to seek advice from independent tax counsel in those countries, since the tax laws of those countries may differ substantially from those of Canada.

Acceptance of Rescission Offer

There will be no Canadian federal income tax consequences to the Plan Participant or the Plan where Units held in a Plan account are repurchased by Dell pursuant to the acceptance of the Rescission Offer by a Plan Participant. However, withdrawals of amounts from the Plan account generally are taxable to the Plan Participant.

The Canadian federal income tax consequences of payments made pursuant to the acceptance of the Rescission Offer to a Plan account or a new Plan account in respect of Units previously sold at a loss are unclear. Such payments may be considered to be income from employment to a Plan Participant or may be considered to be a contribution to the Plan. However, CRA’s administrative practice with respect to payments in similar circumstances provides for a more favourable result. CRA’s administrative practice generally is that the payment of damages on account of losses sustained by a registered retirement savings plan or other registered deferred income plan is not considered to be income to the plan annuitant and is not considered to be a contribution to the plan for tax purposes if the payment is made directly to the plan. Furthermore, this administrative practice applies where the damages are paid to a new or successor plan in circumstances where the plan that suffered the loss no longer exists, has matured or has been converted into another type of plan. Although CRA’s administrative practice is not directly on point, payments made pursuant to the acceptance of the Rescission Offer to a Plan account or a new Plan account, as the case may be, in respect of Units previously sold at a loss may be considered to be similar to a payment of damages, and this suggests that CRA’s administrative practice applicable to a payment of damages may be applicable to payments made pursuant to the acceptance of the Rescission Offer. Accordingly, based on CRA’s administrative practice, there should be no Canadian federal income tax consequences to the Plan Participant or the Plan where amounts are deposited to the Plan account or a new Plan account, as the case may be, pursuant to the Rescission Offer in respect of Units previously sold at a loss. However, no assurance can be given that CRA would extend its administrative practice applicable to the payment of damages to payments made pursuant to the acceptance of the Rescission Offer. Withdrawals of such amounts from the Plan account generally are taxable to the Plan Participant.

Rejection of Rescission Offer

There will be no Canadian federal income tax consequences to Plan Participants or the Plans as a result of the rejection of the Rescission Offer in accordance with the terms of this Prospectus.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

NOTICE OF BLACKOUT PERIOD

This notice is intended to inform participants (and beneficiaries) of the Plans of a “blackout period” during which their right to direct or diversify their investments under the Plans will be temporarily suspended.

All transactions related to your account will be temporarily suspended on the Expiration Date. The temporary suspension is called a “blackout period” and applies whether or not you accept the Rescission Offer. The blackout period will begin at 3:00 p.m., U.S. Central Time, on September 26, 2008, and will end on 11:59 p.m. on October 1, 2008. You will be notified in the event that the blackout period is extended past October 1, 2008.

The blackout period is required to ensure smooth processing of the Rescission Offer. The Service Provider will not permit any transactions related to your account for the Plans during the blackout period. This means:

•	you will be unable to direct or diversify your investments in your account for the Plans during the blackout period; and

•	all requests for distributions will be delayed until after the blackout period ends (any requests made during the blackout period do not need to be remade once the blackout period ends).

You will need to initiate any requests prior to 3:00 p.m., U.S. Central Time, on the date the blackout begins for those requests to take effect. It is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify investments in your account for the Plans during the blackout period. For your long term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, such as the Dell Stock Fund, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Units from your account for the Plans during the blackout period.

If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact Manulife Financial toll free at 1-888-727-7766. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

For additional information and limitations on Plan investments and how to direct investment of your Plan account, see the Plan Summary Plan Description. To obtain a copy of the Plan Summary Plan Description, you may view and print a copy from the Dell intranet or you may contact Manulife Financial toll free at 1-888-727-7766.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet website at www.dell.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements) are accessible through the Investor Relations section of our website at www.dell.com/investor, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2008;

•	Our Proxy Statement, for the Annual Meeting of Stockholders scheduled for July 18, 2008;

•	Our Quarterly Report, on Form 10-Q for the fiscal quarter ended May 2, 2008;

•	Our Current Reports on Form 8-K filed on February 12, 2008, March 31, 2008, April 17, 2008, April 24, 2008, May 19, 2008 and June 5, 2008; and

•	The description of our common stock, par value U.S. $0.01 per share, contained in the Registration Statement on Form 8-A dated June 20, 1988, including any amendment or report filed to update such description.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Dell Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682, telephone (512) 728-7800, on the “Investor Relations” section of Dell’s website at http://www.dell.com/investor or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

LEGAL MATTERS

Unless otherwise specified in this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Janet B. Wright, Esq., Director–Corporate Legal of our Company.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to Dell’s Current Report on Form 8-K dated June 5, 2008, and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Dell Inc. for the year ended February 1, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses expected to be incurred in connection with the Rescission Offer. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$36
Accounting fees and expenses	15,000
Printing and mailing fees	32,000
Legal fees and expenses	106,000
Miscellaneous	279,000
Total	$432,036

Item 14.	Indemnification of Directors and Officers.

Under our Restated Certificate of Incorporation and Restated Bylaws, our officers and directors are entitled to indemnification from Dell to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. In addition, Dell may, to the fullest extent permitted by the DGCL or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify its other employees and agents. Pursuant to Section 145 of the DGCL, Dell generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Dell, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Dell, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to Dell unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Dell also has the power to purchase and maintain insurance for its directors and officers.

The preceding discussion of our Restated Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Restated Certificate of Incorporation and Section 145 of the DGCL.

We have entered into indemnification agreements with each of our non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided but were entered into to establish processes and procedures for indemnification claims.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is a listing of all sales of securities by Dell during the past three years not registered under the Securities Act of 1933, as amended:

Internal Restructuring. We have modified the corporate organizational structure of certain of our subsidiaries to achieve more integrated global operations and to provide various financial, operational, and tax efficiencies. In connection with this internal restructuring, on December 28, 2006, we issued approximately 475 million shares of our common stock valued at U.S. $12.0 billion based on the closing price on The NASDAQ Stock Market on that date, to a wholly-owned subsidiary in return for an equivalent value in equity interests in the subsidiary. As part of the restructuring, the subsidiary used these shares to acquire a controlling interest in another wholly-owned subsidiary. Because all the shares issued as part of this restructuring are held by one or more of our wholly-owned subsidiaries, the shares are not considered outstanding in our consolidated financial statements or for voting purposes. We continue to be the ultimate beneficial owner of all subsidiaries involved in the internal restructuring.

These shares have not been registered under the Securities Act and were issued in a transaction not involving a public offering pursuant to the exemption under Section 4(2) of the Securities Act. The shares may not be resold absent registration or an applicable exemption from the registration requirements under the Securities Act or other applicable law.

Certain Employee Benefit Plan Securities. As a result of our inability to file our Annual Report on Form 10-K for Fiscal 2007 on its due date (April 3, 2007), we suspended our sale of Dell securities under our various employee benefit plans. In preparing for that suspension, we discovered that we had inadvertently failed to file with the SEC certain registration statements relating to securities under the plans.

•	Employee Stock Purchase Plan: Until the first quarter of Fiscal 2009, we maintained an Employee Stock Purchase Plan available to substantially all our employees worldwide. In 1994, stockholders approved additional shares for issuance under our Employee Stock Purchase Plan. We discovered that the issuance of these additional shares was never registered. Consequently, we have inadvertently issued approximately 54 million unregistered shares under this plan since 1996.

•	Retirement Plans: We maintain a 401(k) retirement savings plan that is available to substantially all of our U.S. employees and a separate retirement plan that is available to our employees in Canada. Both of those plans contain a “Dell Stock Fund,” and both plans allow participants to allocate some or all of their account balances to interests in the Dell Stock Fund. The Dell common stock held in the Dell Stock Funds is not purchased from Dell; rather, the plan trustees accumulate the plan contributions that are directed to the Dell Stock Funds and purchase for the Dell Stock Funds shares of Dell common stock in open market transactions. Nevertheless, because we sponsor the plans, we may be required to register certain transactions in the plans related to shares of Dell common stock. We discovered that we may be deemed to have been required to file a Form S-8 in July 2003 to register additional share transactions in the 401(k) Plan and a Form S-8 to register share transactions in the Canadian retirement plan in 1999. Consequently, we may be deemed to have inadvertently failed to register transactions in the two plans relating to up to approximately 37 million shares.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Exhibit

3.1		Restated Certificate of Incorporation, filed February 1, 2006 (incorporated by reference to Exhibit 3.3 of Dell’s Current Report on Form 8-K filed on February 2, 2006, Commission File No. 0-17017).
3.2		Restated Bylaws, as amended and effective March 8, 2007 (incorporated by reference to Exhibit 3.1 of Dell’s Current Report on Form 8-K filed on March 13, 2007, Commission File No. 0-17017).
4.1		Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).
4.2		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).
4.3		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).
4.4		Form of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.5 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).
4.5		Form of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).
4.6		Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Trust Company, N.A., as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).
4.7		Exchange of Registration Rights Agreement, dated as of April 17, 2008, among Dell Inc. and Barclays Capital Inc., Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers named therein (incorporated by reference to Exhibit 4.2 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).
5	.1*	Opinion of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. regarding legality of common stock being registered.
10.1		Amended and Restated Dell Computer Corporation 1994 Incentive Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49014).
10.2		Amended and Restated Dell Computer Corporation 1998 Broad Based Stock Option Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49016).
10.3		Dell Computer Corporation 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002, Commission File No. 0-17017).
10.4		Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed on October 31, 2007, Commission File No. 0-17017).
10.5		Amended and Restated Dell Inc. 401(k) Plan, adopted effective as of January 1, 2007 (incorporated by reference to Exhibit 10.5 to Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).
10.6		Amended and Restated Dell Computer Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, Commission File No. 0-17017).

10.7	Executive Incentive Bonus Plan, adopted July 18, 2003 (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2003, Commission File No. 0-17017).
10.8	Form of Indemnification Agreement between Dell and each Non-Employee Director of Dell (incorporated by reference to Exhibit 10.11 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, Commission File No. 0-17017).
10.9	Form of Performance Based Stock Unit Agreement for employees under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed March 14, 2006, Commission File No. 0-17017).
10.10	Form of Restricted Stock Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).
10.11	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).
10.12	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).
10.13	Form of Nonstatutory Stock Option Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).
10.14	Form of Stock Unit Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).
10.15	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).
10.16	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).
10.17	Form of Performance Based Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).
10.18	Form of Nonstatutory Stock Option Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.18 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).
10.19	Form of Restricted Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).
10.20	Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on July 16, 2007, Commission file No. 0-17017).
10.21	Form of Release Agreement between Dell and Current and Former Executive Officers with respect to Expired Stock Options (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K file July 16, 2007, Commission file No. 0-17017).
10.22	Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

10.23		Letter Agreement regarding Severance Benefits between Michael R. Cannon and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).
10.24		Letter Agreement regarding Severance Benefits between Ronald G. Garriques and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).
10.25		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).
10.26		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on September 12, 2007, Commission file No. 0-17017).
10.27		Separation Agreement and Release between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).
21		Subsidiaries of Dell (incorporated by reference to Exhibit 21 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 2, 2007, Commission File No. 0-17017).
23.1		Consent of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. (included as part of the opinion filed as Exhibit 5.1) (see Exhibit 5.1 above).
23	.2*	Consent of Independent Registered Public Accounting Firm.
24	.1*	Power of Attorney (set forth on signature page).
99	.1*	Forms of cover letters to Rescission Offer recipients.
99	.2*	Form of Rescission Offer Acceptance Form.

* Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on the 5th day of June, 2008.

DELL INC.

By:	/s/ Michael S. Dell
Michael S. Dell
Chairman and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints each of Michael S. Dell and Lawrence P. Tu as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Name	Title	Date

/s/ Michael S. Dell Michael S. Dell	Chairman and Chief Executive Officer(principal executive officer)	June 5, 2008

/s/ Donald J. Carty Donald J. Carty	Vice Chairman and Chief FinancialOfficer (principal financial officer)	June 5, 2008

/s/ William H. Gray, III William H. Gray, III	Director	June 5, 2008

/s/ Sallie L. Krawcheck Sallie L. Krawcheck	Director	June 5, 2008

/s/ Alan G. Lafley Alan G. Lafley	Director	June 5, 2008

/s/ Judy C. Lewent Judy C. Lewent	Director	June 5, 2008

/s/ Thomas W. Luce III Thomas W. Luce III	Director	June 5, 2008

/s/ Klaus S. Luft Klaus S. Luft	Director	June 5, 2008

/s/ Alex J. Mandl Alex J. Mandl	Director	June 5, 2008

/s/ Michael A. Miles Michael A. Miles	Director	June 5, 2008

Name	Title	Date

/s/ Samuel A. Nunn, Jr. Samuel A. Nunn, Jr.	Director	June 5, 2008

/s/ Thomas W. Sweet Thomas W. Sweet	Vice President, Corporate Finance(principal accounting officer)	June 5, 2008

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

3.1		Restated Certificate of Incorporation, filed February 1, 2006 (incorporated by reference to Exhibit 3.3 of Dell’s Current Report on Form 8-K filed on February 2, 2006, Commission File No. 0-17017).

3.2		Restated Bylaws, as amended and effective March 8, 2007 (incorporated by reference to Exhibit 3.1 of Dell’s Current Report on Form 8-K filed on March 13, 2007, Commission File No. 0-17017).

4.1		Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.2		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.3		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.4		Form of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.5 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.5		Form of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.6		Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Trust Company, N.A., as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4.7		Exchange and Registration Rights Agreement, dated as of April 17, 2008, among Dell Inc. and Barclays Capital Inc., Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers named therein (incorporated by reference to Exhibit 4.2 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

5	.1*	Opinion of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. regarding legality of common stock being registered.

10.1		Amended and Restated Dell Computer Corporation 1994 Incentive Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49014).

10.2		Amended and Restated Dell Computer Corporation 1998 Broad Based Stock Option Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49016).

10.3		Dell Computer Corporation 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002, Commission File No. 0-17017).

10.4		Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed on October 31, 2007, Commission File No. 0-17017).

10.5		Amended and Restated Dell Inc. 401(k) Plan, adopted effective as of January 1, 2007 (incorporated by reference to Exhibit 10.5 to Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

Exhibit
Number	Description of Exhibit

10.6	Amended and Restated Dell Computer Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, Commission File No. 0-17017).

10.7	Executive Incentive Bonus Plan, adopted July 18, 2003 (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2003, Commission File No. 0-17017).

10.8	Form of Indemnification Agreement between Dell and each Non-Employee Director of Dell (incorporated by reference to Exhibit 10.11 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, Commission File No. 0-17017).

10.9	Form of Performance Based Stock Unit Agreement for employees under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed March 14, 2006, Commission File No. 0-17017).

10.10	Form of Restricted Stock Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.11	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.12	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.13	Form of Nonstatutory Stock Option Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.14	Form of Stock Unit Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.15	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.16	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.17	Form of Performance Based Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.18	Form of Nonstatutory Stock Option Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.18 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.19	Form of Restricted Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

Exhibit
Number		Description of Exhibit

10.20		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on July 16, 2007, Commission file No. 0-17017).

10.21		Form of Release Agreement between Dell and Current and Former Executive Officers with respect to Expired Stock Options (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K file July 16, 2007, Commission file No. 0-17017).

10.22		Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

10.23		Letter Agreement regarding Severance Benefits between Michael R. Cannon and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.24		Letter Agreement regarding Severance Benefits between Ronald G. Garriques and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.25		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.26		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on September 12, 2007, Commission file No. 0-17017).

10.27		Separation Agreement and Release between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

21		Subsidiaries of Dell (incorporated by reference to Exhibit 21 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 2, 2007, Commission File No. 0-17017).

23.1		Consent of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. (included as part of the opinion filed as Exhibit 5.1) (see Exhibit 5.1 above).

23	.2*	Consent of Independent Registered Public Accounting Firm.

24	.1*	Power of Attorney (set forth on signature page).

99	.1*	Forms of cover letters to Rescission Offer recipients.

99	.2*	Form of Rescission Offer Acceptance Form.

* Filed herewith